Exhibit 5.1

12670 High Bluff Drive
San Diego, California 92130
	Tel: +1.858.523.5400	Fax:+1.858.523.5450
www.lw.com

FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
	Chicago	Riyadh
November 6, 2024	Dubai	San Diego
	Düsseldorf	San Francisco
	Frankfurt	Seoul
	Hamburg	Silicon Valley
	Hong Kong	Singapore
	Houston	Tel Aviv
	London	Tokyo
	Los Angeles	Washington, D.C.
Madrid
Sempra
488 8th Avenue
San Diego, California 92101
Re:    Registration Statement No. 333-272237
To the addressees set forth above:
We have acted as special counsel to Sempra, a California corporation (the “Company”), in connection with an ATM Equity Offering Sales Agreement, dated November 6, 2024 (the “Sales Agreement”), by and among the Company and BofA Securities, Inc., Barclays Capital Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, MUFG Securities Americas Inc., RBC Capital Markets, LLC, Scotia Capital (USA) Inc., and Wells Fargo Securities, LLC, each as a sales agent or principal, as applicable (in such capacity, each a “Sales Agent” and collectively, the “Sales Agents”), and forward seller (in such capacity, each a “Forward Seller” and collectively, the “Forward Sellers”), and Barclays Bank PLC, Bank of America, N.A., Citibank, N.A., Goldman Sachs & Co. LLC, JPMorgan Chase Bank, National Association, Mizuho Markets Americas LLC, Morgan Stanley & Co. LLC, MUFG Securities EMEA plc, Royal Bank of Canada, The Bank of Nova Scotia and Wells Fargo Bank, National Association, each as a forward purchaser (in such capacity, each a “Forward Purchaser” and, collectively, the “Forward Purchasers”), with regard to the sale of shares of common stock of the Company, no par value, (the “Shares”), by (i) the Company through or to the Sales Agents (such shares sold by the Sales Agents referred to as the “Issuance Shares”) and/or (ii) the Forward Purchasers, through the Sales Agents as forward sellers from time to time, having an aggregate sales price of up to $3,000,000,000, pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the

November 6, 2024

“Commission”) on May 26, 2023 (Registration No. 333-272237) (as so filed and as amended, the “Registration Statement”), a base prospectus dated May 26, 2023 included in the Registration Statement (the “Base Prospectus”), and a prospectus supplement dated November 6, 2024 filed with the Commission pursuant to Rule 424(b) under the Act (the “Prospectus Supplement”, and together with the Base Prospectus, the “Prospectus”). In connection with the Sales Agreement, the Company may enter into one or more forward sale agreements with the Forward Purchasers (each, a “Confirmation”) in the form attached as Annex II to the Sales Agreement (the “Form of Confirmation”), relating to the forward sale by the Company of shares of Common Stock (the “Confirmation Shares”), subject to the Company’s right to elect net share settlement or cash settlement of all or a portion of its obligations under the applicable Confirmation and certain other terms and conditions.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Corporations Code of the State of California (the “Corporations Code”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, (i) when the Issuance Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor in the circumstances contemplated by the Sales Agreement, the issue and sale of the Issuance Shares will have been duly authorized by all necessary corporate action of the Company, and the Issuance Shares will be validly issued, fully paid and nonassessable and (ii) when and to the extent the Confirmation Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor in the circumstances contemplated by the Confirmation, the issue and sale of the Confirmation Shares will have been duly authorized by all necessary corporate action of the Company, and the Confirmation Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinions, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the Corporations Code.

Our opinion is subject to: (i) the effects of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors; (ii) the effects of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith, fair dealing and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain

November 6, 2024

circumstances under law or court decisions of provisions for the indemnification or exculpation of, or contribution to, a party with respect to a liability where such indemnification, exculpation or contribution is contrary to public policy; and (iv) we express no opinion with respect to (a) consents to, or restrictions upon, governing law, jurisdiction, venue, service of process, arbitration, remedies or judicial relief, (b) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (c) waivers of rights or defenses contained in Section 515 of the Indenture, and waivers of broadly or vaguely stated rights, (d) provisions for exclusivity, election or cumulation of rights or remedies, (e) provisions authorizing or validating conclusive or discretionary determinations, (f) provisions for the payment of attorneys’ fees where such payment is contrary to law or public policy and we call to your attention the provisions of Sections 1717 and 1717.5 of the California Civil Code, which limit and create obligations for the payment of attorneys’ fees, (g) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any agreement, right or property, or the effect thereon of California Civil Code Section 711, (h) provisions for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (i) provisions permitting, upon acceleration of any indebtedness (including the Shares), collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, and (j) the severability, if invalid, of provisions to the foregoing effect.
With your consent, except to the extent we have expressly opined as to such matters with respect to the Company herein, we have assumed (a) that the Sales Agreement has been duly authorized, executed and delivered by the parties thereto, (b) the Confirmations shall be duly authorized, executed and delivered by the parties thereto in the form of the Form of Confirmation, (c) that the Sales Agreement and the Confirmations constitute legally valid and binding obligations of the parties thereto, enforceable against each of them in accordance with their respective terms, and (d) that the status of the Sales Agreement and Confirmations as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.
This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 10-Q dated November 6, 2024 and to the reference to our firm contained in the prospectus for the offering of the Shares under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP